PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated March 15, 2011)	REGISTRATION NO. 333-36490

1,000,000,000 Depositary Receipts
Utilities HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated March 15, 2011 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Utilities HOLDERS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
American Electric Power Company, Inc.	AEP	14.0000	NYSE
CenterPoint Energy, Inc.	CNP	13.0000	NYSE
Consolidated Edison, Inc.	ED	9.0000	NYSE
Dominion Resources, Inc.	D	22.0000	NYSE
Duke Energy Corporation	DUK	30.0000	NYSE
Dynegy, Inc.	DYN	2.4000	NYSE
Edison International	EIX	15.0000	NYSE
El Paso Corporation	EP	10.0000	NYSE
Entergy Corporation	ETR	10.0000	NYSE
Exelon Corporation	EXC	30.0000	NYSE
FirstEnergy Corporation	FE	10.0000	NYSE
GenOn Energy, Inc.	GEN	10.2518	NYSE
NextEra Energy, Inc.	NEE	16.0000	NYSE
PG&E Corporation	PCG	17.0000	NYSE
Progress Energy, Inc.	PGN	7.0000	NYSE
Public Service Enterprise Group, Inc.	PEG	20.0000	NYSE
The Southern Company	SO	29.0000	NYSE
The Williams Companies, Inc.(1)	WMB	20.0000	NYSE
WPX Energy, Inc.(1)	WPX	6.6666	NYSE
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(1) Effective January 6, 2012, as a result of the spin-off of WPX Energy, Inc. from The Williams Companies, Inc., a constituent of the Utilities HOLDRS Trust, WPX Energy, Inc. will be added as an underlying constituent of the Utilities HOLDRS Trust.  Shareholders of The Williams Companies, Inc. will receive 0.3333333333 shares of WPX Energy, Inc. for every share of The Williams Companies, Inc.  The Bank of New York Mellon will receive 6.66666666666 shares of WPX Energy, Inc. for the 20 shares of The Williams Companies, Inc. per 100 share round-lot of Utilities HOLDRS.  Effective at the opening of business on January 6, 2012, 6.66666666666 shares of WPX Energy, Inc. will be required for creations/cancellations per 100 share round-lot of Utilities HOLDRS.  The record date, payable date and due bill redemption date are December 14, 2011, December 31, 2011 and January 5, 2012, respectively.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is December 12, 2011.